Exhibit 5.1
701 Ninth Street, N.W. Washington, D. C. 20068 (202)872-2590 (202) 872-2472 Fax wtorgerson@pepco.com
William T. Torgerson Executive Vice President and General Counsel
May 27, 2003
Pepco Holdings, Inc. 701 Ninth Street, NW Washington, DC 20068
Ladies and Gentlemen:

                    I am Executive Vice President and General Counsel of Pepco Holdings, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the offer and sale by the Company of $200,000,000 in aggregate principal amount of Floating Rate Notes due November 15, 2004 and $200,000,000 in aggregate principal amount of 4.00% Notes due May 15, 2010 (the "Notes") under and pursuant to Registration Statement on Form S-3 (Registration No. 333-100478) and Registration Statement on Form S-3 (Registration No. 333-104350) (the "Registration Statements"), under the Securities Act of 1933, as amended (the "Act"), which were declared effective by the Securities and Exchange Commission (the "Commission") on October 23, 2002 and May 6, 2003, respectively, the Prospectus, dated May 6, 2003, included in the Registration Statements and a Prospectus Supplement dated May 21, 2003 and filed with Commission pursuant to Rule 424(b) under the Act on May 23, 2003, and the Underwriting Agreement, dated May 21, 2003, between the Company and Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of themselves and on behalf of Banc One Capital Markets, Inc., Scotia Capital (USA) Inc., and Wachovia Securities, Inc (the "Underwriting Agreement"). The Notes will be issued under an indenture, dated as of September 6, 2002, between the Company and The Bank of New York, as Trustee (the "Indenture").

                    In connection with this opinion, I, or my representatives, have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company's representatives.

Based upon the foregoing, I am of the opinion that the Notes have been duly authorized for issuance and, when executed by the Company and authenticated by the Trustee in
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the manner provided in the Indenture and delivered against payment of the purchase price therefor set forth in the Underwriting Agreement, will be duly and validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements.
Very truly yours, /s/ WILLIAM T. TORGERSON William T. Torgerson, Esq.